MARCH 15, 2004                                                      EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY ANNOUNCES MANAGEMENT CHANGES

FOR IMMEDIATE RELEASE

TECUMSEH, MICHIGAN -- MARCH 15, 2004 --Todd W. Herrick, President and Chief Executive Officer of Tecumseh Products Company (Nasdaq: TECUA and TECUB) announced today that David W. Kay has resigned as Vice President, Treasurer, and Chief Financial Officer and from the Company's board of directors effective immediately in order to pursue other business opportunities. James S. Nicholson, currently Corporate Controller of the Company, will assume the additional positions of Treasurer and Chief Financial Officer on an interim basis.

Kay joined the Company in November 1999 as the Corporate Controller and has served as Vice President, Treasurer, and Chief Financial Officer since September 2001. Kay also became a member of the board of directors in October 2001.

Nicholson, 42, has been with the Company as its Corporate Controller since February 2002. He holds both a Bachelor of Business Administration and Masters of Accounting from the University of Michigan. Prior to joining the Company he was a partner at the professional services firm of PricewaterhouseCoopers, where he served as leader of a business process and performance improvement unit in the Midwest. He is a Certified Public Accountant.

Todd Herrick thanked Mr. Kay for his contributions to the Company over the last four years. "Dave has been a key member of our senior management team and was instrumental in completing our acquisition of FASCO."

Commenting further, Herrick said, "Jim Nicholson's appointment as interim Chief Financial Officer is a natural progression of his career with the Company. He has the experience and acumen to provide the Company with excellent leadership in this time of intense global competition and heightened regulation. His permanent appointment to this position will be addressed by the Board in due course."

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.


Contact:   Pat Walsh (517) 423-8455
           Tecumseh Products Company